Exhibit 5.02

FOR IMMEDIATE RELEASE	November 1, 2004

For additional information contact:

John W. Prosser, Jr.

Executive Vice President, Finance and Administration

626.578.6803

Jacobs Elects CEO Noel Watson as

Chairman of the Board of Directors

PASADENA, CALIF. — Jacobs Engineering Group Inc. (NYSE:JEC) announced today that the Board of Directors has elected Noel Watson, CEO and Director of the Company, to the additional position of Chairman of the Board, effective immediately. He succeeds company founder Dr. Joseph J. Jacobs, who died recently. Watson has been CEO since 1992.

Jacobs, with over 35,000 employees and revenues approaching $5.0 billion, provides technical, professional, and construction services globally.

Any statements made in this release that are not based on historical fact are forward-looking statements. Any forward-looking statements made in this release represent management’s best judgement as to what may occur in the future. However, Jacobs’ actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed. For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section “Forward-Looking Statements” included in Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the Company’s 2003 Annual Report on Form 10-K.

Jacobs Engineering Group Inc.